NEWS RELEASE

Cleveland-Cliffs Board of Directors Approves Investment
in Australian Coal Project

Cleveland, OH—January 9, 2007—Cleveland-Cliffs Inc (“Cliffs”) (NYSE: CLF) today announced that its Board of Directors has approved an investment in the Sonoma Coal Project in Queensland, Australia.

Cliffs announced that it has signed a non-binding term sheet with privately owned Australian coal company QCoal Pty Ltd (“QCoal”) to take a 45 percent interest in the Sonoma Project, which is located at the northern limit of Queensland’s Bowen Basin coalfields. When completed, the Sonoma Project is expected initially to produce two million tonnes of marketable coal annually, beginning in late 2007. Plans call for annual production of marketable coal to increase to between three million and four million tonnes from 2008. The Sonoma Project has a current JORC Resource estimate of 97 million tonnes. The Cliffs Asia-Pacific business unit, located in Perth, Australia, will oversee Cleveland-Cliffs’ proposed interest in the project. Cliffs’ investment in the project is expected to be approximately A$140 million.

Closing is anticipated to occur during the first quarter of 2007, subject to completion of due diligence, negotiation and execution of definitive documents, and approval from regulators.

On the announcement, Cleveland-Cliffs Chief Executive Officer Joseph A. Carrabba said, “Our contemplated participation in the Sonoma Project marks Cliffs’ initial seaborne coking coal endeavor. The project, which will also produce thermal coal, is an ideal means for Cliffs to expand its presence in the Australian mining sector as well as further diversify its participation in the steel-making materials industry.”

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from such statements for a variety of reasons, including: inability to complete due diligence, negotiation and execution of the transactions contemplated by the non-binding term sheet; inability of the Sonoma Project to produce two million tonnes of marketable coal annually; delays in the production of marketable coal; inability of the Sonoma Project to increase production to between three million and four million tonnes from 2008; reductions in the current JORC Resource estimate of 97 million tonnes; delays in the anticipated closing beyond the first quarter of 2007; market forces that negatively impact the seaborne coking and thermal coal markets; changes in global demand for seaborne coking and thermal coal by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, and electric furnace production; availability of capital equipment and component parts; availability of float capacity; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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